Exhibit 5.1.5

[Gibson, Dunn & Crutcher LLP Letterhead]

December 12, 2008

Tel. 212-351-4000

Fax 212-351-4035

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation
Post-Effective Amendment No. 1 to Registration Statement on Form S-3
(File No. 333-133943)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement on Form S-3, file number 333-133943 (the “Registration Statement”), of Capital One Financial Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2008 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of the warrants to purchase debt securities, preferred stock, depositary shares or common stock of the Company (the “Warrants”).

In arriving at the opinion expressed below, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A.	We have assumed the completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Warrants, including the due reservation of any shares of common stock and preferred stock of the Company for issuance upon exercise thereof.

B.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C.	The opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Warrants” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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